Exhibit 10(b)

FORMULA RESTRICTED STOCK AWARD AGREEMENT

Wendy’s International, Inc.

            , 20

THIS AGREEMENT, made as of             , 20     (the “Date of Grant”), between Wendy’s International, Inc., an Ohio corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the Wendy’s International, Inc. 2003 Stock Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee has determined to grant to the Grantee an Award of Formula Restricted Stock as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Formula Restricted Stock.

1.1 The Company hereby grants to the Grantee an award of                      Shares of Formula Restricted Stock (the “Award”). The Shares of Formula Restricted Stock granted pursuant to the Award shall be issued in the form of book entry Shares in the name of the Grantee as soon as reasonably practicable after the Date of Grant and shall be subject to the execution and return of this Agreement and the Non-Compete Addendum attached hereto and incorporated herein (the “Non-Compete Addendum”) by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 9 hereof.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Escrow; Restrictions on Transfer.

2.1 Evidence of book entry Shares with respect to Shares of Formula Restricted Stock the restrictions on which have not lapsed will be held in escrow by the Company pursuant to the terms of this Agreement until the restrictions on such Shares have lapsed.

2.2 The Shares of Formula Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Formula Restricted Stock shall have lapsed in the manner provided in Section 3, 4 or 5 hereof.

3.	Lapse of Restrictions Generally.

Except as provided in Sections 4, 5 and 6 hereof, one-fourth (1/4) of the number of Shares of Formula Restricted Stock issued hereunder (rounded down to the nearest whole Share, if necessary) shall vest, and the restrictions with respect to such Formula Restricted Stock shall lapse, on each of the first four (4) anniversaries of the Date of Grant.

4.	Effect of Certain Terminations of Service.

4.1 If the Grantee’s service as a director terminates as a result of the Grantee’s death or becoming Disabled, in each case on or after the Date of Grant, all Shares of Formula Restricted Stock which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the restrictions on such Formula Restricted Stock shall lapse, as of the date of such termination.

4.2 If the Grantee’s employment terminates as a result of the Grantee’s Retirement, provided that the Grantee does not violate the terms of the Non-Compete Addendum, all Shares of Formula Restricted Stock which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the restrictions on such Formula Restricted Stock shall lapse, as of the first anniversary of such termination due to Retirement.

5.	Effect of Change in Control.

In the event of a Change in Control at any time on or after the Date of Grant, all Shares of Formula Restricted Stock which have not become vested in accordance with Section 3 or 4 hereof shall vest, and the restrictions on such Formula Restricted Stock shall lapse, immediately.

6.	Forfeiture of Formula Restricted Stock.

In addition to the circumstance described in Section 9(a) hereof, any and all Shares of Formula Restricted Stock which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(i) the termination of the Grantee’s service as a director for any reason other than those set forth in Section 4 hereof prior to such vesting;

(ii) the commission by the Grantee of an Act of Misconduct prior to such vesting; or

(iii) the violation by Grantee following Retirement of the terms of the Non-Compete Addendum attached hereto and incorporated herein.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of the Grantee’s status as a director of the Company or any of its Subsidiaries.

7.	Delivery of Shares.

7.1 Except as otherwise provided in Section 7.2 hereof, evidence of book entry Shares with respect to Shares of Formula Restricted Stock in respect of which the restrictions have lapsed pursuant to Section 3, 4 or 5 hereof or, if requested by the Grantee prior to such lapse of restrictions, a stock certificate with respect to such Shares of Formula Restricted Stock, shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Formula Restricted Stock have lapsed, free of all restrictions hereunder.

7.2 Evidence of book entry Shares with respect to Shares of Formula Restricted Stock in respect of which the restrictions have lapsed upon the Grantee’s death pursuant to Section 4 hereof or, if requested by the executors or administrators of the Grantee’s estate upon such lapse of restrictions, a stock certificate with respect to such Shares of Formula Restricted Stock, shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the Company’s receipt of acceptable documentation evidencing such individual’s representation of the Grantee’s estate, free of all restrictions hereunder.

8.	Dividends and Voting Rights.

Subject to Section 9(a) hereof, upon issuance of the Formula Restricted Stock, the Grantee shall have all of the rights of a stockholder with respect to such Stock, including the right to vote the Stock and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid by the Company in cash on the Formula Restricted Stock shall be deferred and reinvested in Shares based on the Fair Market Value of a Share on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued); the additional Shares thus acquired and any property received by dividend or distribution on the Formula Restricted Stock shall be subject to the same restrictions on transfer, forfeiture and vesting schedule as the Formula Restricted Stock in respect of which such dividends or distributions were made. Where applicable, the term “Formula Restricted Stock” as used in this Agreement shall include the Shares acquired pursuant to this Section 8.

9.	Execution of Award Agreement and Non-Compete Addendum.

(a) The Shares of Formula Restricted Stock granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of this Award Agreement and the Non-Compete Addendum to the Company or its designee (including by electronic means, if so provided) no later than the earlier of (i)             , 20     and (ii) the date that is immediately prior to the date that the Formula Restricted Stock vest pursuant to Section 4 or 5 hereof (the “Grantee Return Date”); provided that if the Grantee dies before the Grantee Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate executes and returns this Agreement to the Company or its designee no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Shares of Formula Restricted Stock evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

(b) If this Agreement and the Non-Compete Addendum are so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, all dividends and other distributions paid or made with respect to the Shares of Formula Restricted Stock granted hereunder prior to such Grantee Return Date or Executor Return Date shall be treated in the manner provided in Section 8 hereof.

10.	No Right to Continued Service as Director.

Nothing in this Agreement or the Plan shall confer upon the Grantee any right to be retained as a member of the Board.

11.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

13.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

15.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

17.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

18.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

WENDY’S INTERNATIONAL, INC.

By:

GRANTEE

NON-COMPETE ADDENDUM

TO

FORMULA RESTRICTED STOCK AWARD AGREEMENT

This Non-Compete Addendum (“Addendum”) between the Grantee and the Company is an attachment to the Formula Restricted Stock Award Agreement (“Agreement”) between the Grantee and the Company and is effective as of the effective date of the Agreement. This Addendum is an integral part of the Agreement and is incorporated therein by reference. Capitalized terms not defined herein shall have the meaning assigned to such terms (or by reference) in the Agreement.

1. The Grantee acknowledges and agrees that in the course of the Grantee’s employment with the Company, the Grantee received and otherwise had access to trade secrets and other information that is confidential and/or proprietary to the Company or its affiliates and subsidiaries (collectively the “Wendy’s Brands”), including, but not limited to, information relating to strategic and other business plans, strategies, processes and policies, records, recipes, menus, pricing, techniques, consumer requirements, consumer preferences, finances, operations, marketing, franchises, and business techniques and methods, organizational structures, opinions and judgments of executives and directors (including the Grantee) respecting strategic and other business plans, strategies, processes and policies and other confidential information, which information is highly valuable, special and unique to Wendy’s Brands, is maintained as confidential by Wendy’s Brands, is not available to Wendy’s Brands’ competition and/or the general public, and the disclosure of which would cause Wendy’s Brands serious competitive harm and loss of profits and goodwill (hereinafter “Confidential Information”). The Grantee agrees that he shall not, at any time, directly or indirectly, use, disclose, in whole or in part, to third parties, or otherwise misappropriate Wendy’s Brands Confidential Information either while employed by the Company or at anytime thereafter, except with the express written consent of the Company or unless compelled by subpoena or court order, in which case the Grantee will give the Company reasonable advance notice of the information required to be provided under such court order or subpoena. All files, records, documents, information, data and similar items relating to the business of Wendy’s Brands, whether prepared by the Grantee or otherwise coming into the Grantee’s possession, shall remain the property of the Company and shall not be removed from the premises of the Company without the prior written consent of the Company and in any event shall be promptly delivered to the Company on the Grantee’s termination date, or as otherwise agreed to by the Company.

2. The Award constitutes consideration to which the Grantee is not or may not be otherwise entitled, and constitutes good and fair consideration for the covenants contained herein.

3. The Grantee acknowledges and agrees that the Confidential Information the Grantee acquired regarding Wendy’s Brands will enable the Grantee to injure Wendy’s Brands if the Grantee should compete with the Company. Therefore, the Grantee agrees that, from the Date of Grant through the Grantee’s date of termination of employment, or, if termination is due to Retirement, the first anniversary of the date of Grantee’s termination due to Retirement, the Grantee shall not, directly or indirectly, on his own behalf or on behalf of any third party, as an employee, officer, director, partner, consultant, or in any other capacity, invest

(other than investments in publicly traded companies which constitute not more than 1% of the voting securities of any such company) or engage in any business in whatever form that is competitive with the business of the Company. This restriction includes, without limitation, any business engaged in drive-thru or counter food service restaurant business serving primarily hamburgers, chicken sandwiches or salads, typically referred to as “Quick Service” restaurants (such as Burger King, McDonald’s, Jack in the Box, etc.) and also includes any business engaged in real estate development for such businesses. This restriction shall not prohibit the Grantee from accepting employment or otherwise becoming associated with a Wendy’s Brand franchisee, but only in connection with activities associated with the operation of a Wendy’s Brand franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein. The geographical boundary for the restrictions contained herein shall be the Continent of North America.

4. The Grantee agrees that, from the Date of Grant through the Grantee’s date of termination of employment, or, if termination is due to Retirement, the first anniversary of the date of Grantee’s termination due to Retirement, he shall not, directly or indirectly, on his own behalf or on behalf of any third party, solicit, contact, hire, or otherwise encourage, any individual then employed with Wendy’s Brands or who was employed by Wendy’s Brands within the preceding one (1) year, to leave his or her employment with Wendy’s Brands and/or accept employment with any other employer or enterprise, nor shall the Grantee in any manner assist any third party in any such activity. The Grantee acknowledges that any attempt on the part of the Grantee to induce others to leave Wendy’s Brands’ employ, or any effort by the Grantee to interfere with Wendy’s Brands relationships with their other employees, would be harmful and damaging to Wendy’s Brands.

5. The Grantee agrees that, from the Date of Grant through the Grantee’s date of termination of employment, or, if termination is due to Retirement, the first anniversary of the date of Grantee’s termination due to Retirement, he shall not, directly or indirectly, on his own behalf or on behalf of any third party, solicit or otherwise engage in any conduct that has the purpose or effect of interfering with any business relationship or potential business relationship of Wendy’s Brands, including without limitation suppliers, franchisees, or investors, nor shall the Grantee in any manner assist any third party in any such activity.

6. The Grantee acknowledges and agrees that the covenants contained herein, specifically including without limitation the duration and geographical boundaries of the non-competition provisions, are reasonable and necessary to protect the goodwill, trade secrets, and other legitimate business interests of Wendy’s Brands and to protect Wendy’s Brands from unfair competition. The Grantee further acknowledges and agrees that enforcement of the covenants contained herein will cause the Grantee no undue hardship.

7. The Grantee acknowledges and agrees that any breach or threatened breach of these covenants will cause the Company immediate and irreparable harm, for which injunctive relief would be necessary and appropriate. The Grantee therefore agrees that the Company shall be entitled, without bond, to the entry of temporary and permanent injunctions, orders of specific performance, and other equitable relief issued by any court of competent jurisdiction to enforce the covenants contained herein, without limiting any additional remedies to which the Company may be entitled. If a bond is required by statute, rule, court order, or otherwise, the Grantee agrees that such bond shall be in the sum of $100.00. Further, the Grantee agrees that, if a temporary injunction or restraining order is dissolved, the Grantee’s only remedy would be its dissolution.

8. In the event that any of the covenants herein shall be found by a court of competent jurisdiction to be invalid or unenforceable to any extent for any reason, such court shall exercise its discretion in reforming such provision(s) to the end that the Grantee shall be subject to covenants that are reasonable under the circumstances and enforceable by the Company. In the event that any other provision of this Addendum or the Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Addendum or the Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands this              day of                     , 20    .

WENDY’S INTERNATIONAL, INC.	GRANTEE

By:	Name:

Title:	Signature:

Date:	Date:

WITNESS

Name:

Signature:

Date: